Exhibit 16.1

Deloitte & Touche LLP Certified Public Accountants Suite 3600 201 N Franklin Street Tampa, FL 33602-5818 USA Tel: +1 813 273 8300 www.deloitte.com

May 23, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Falcon’s Beyond Global, Inc.’s Form 8-K dated May 23, 2025, and have the following comments:

1.	We agree with the statements made in paragraphs 1, 2, 3 and 4.

2.	We have no basis on which to agree or disagree with the statements made in paragraphs 5 and 6.

Yours truly,

/s/ Deloitte & Touche LLP